Exhibit 99.2

Overstock.com, Inc. Q3 2010 Financial Results Presentation November 3, 2010

2 The information presented herein may contain forward-looking statements. Our actual results may vary materially from those described in the forward-looking statements for a wide variety of reasons, including changes in economic conditions, changes in consumer spending levels or purchasing patterns, changes to our anticipated levels or timing of expenditures, operational difficulties, including any difficulties relating to our infrastructure or inventory management or to the third parties on which we depend for a variety of services including product fulfillment and delivery, difficulties with credit card or other types of fraud, difficulties with new product or services offerings we may make, including our recent entries into automotive, real estate and international sales efforts, and adverse developments in legal proceedings. Further, worldwide economic issues may increase financing costs and decrease the availability of financing for an extended period of time, and may have unpredictable effects on our business. Additional important factors that could cause results to differ from those expressed in, or implied by, any forward-looking statements are described in our periodic filings with the SEC, including our Report on Form 10-K for the year ended December 31, 2009 which we filed with the SEC on March 31, 2010 and subsequent filings. We undertake no obligation to update or revise any forward-looking statements. The following information includes non-GAAP financial measures. Our investor relations website, located at http://investors.overstock.com, includes a presentation of the most directly comparable financial measures calculated and presented in accordance with GAAP, as well as a reconciliation of the differences between the non-GAAP financial measures with the most comparable financial measures presented in accordance with GAAP. Safe Harbor

3 Q3 2010 Results Revenue = $245.4 million (27% growth vs. Q3 2009) Gross profit dollars = $41.4 million (11% growth vs. Q3 2009) Gross margin = 16.9% (vs. 19.3% in Q3 2009) Contribution dollars* = $25.8 million (3% growth vs. Q3 2009) Contribution margin* = 10.5% (vs. 12.9% in Q3 2009) Net loss = $3.4 million * non-GAAP

4 Q3 2010 Events Club O upgrade Overstock.com MasterCard credit card Launch of Eziba.com, a private sale website Sale / lease-back agreement with US Bank

5 Quarterly Revenue Growth 2010 2008 ($,000) 2009

6 Quarterly Gross Profit Growth 2010 2008 ($,000) 2009

7 *Contribution margin = Gross margin less Sales & Marketing percentage. Amounts may not tie due to rounding Q3 ‘10 marketing: 6.4% 2008 2010 2009 Q3 ‘09 marketing: 6.3% Quarterly Gross Margin and Contribution*

8 Quarterly Contribution Dollars* ($,000) 2008 2010 *Contribution dollars = Gross profit less Sales & Marketing expense 3% growth 17% growth 2009

9 *Contribution margin = Gross margin less Sales & Marketing percentage. AMZN margin includes fulfillment expense. 2008 2010 2009 Quarterly Contribution* Comparison

10 ($,000) 2008 2010 Cash Flow From Operations (TTM) 2009

11 GAAP Annualized Inventory Turns Annualized Inventory Turns: TTM COGS / Average Inventory 2008 2010 2009

12 Annualized GMROI* *GMROI (annualized) = TTM GM% * (TTM Revenue / Average Inventory) 2008 2010 2009

13 Customer Service Net Promoter Score 2007 2009 *As defined in The Ultimate Question, by Fred Reichheld, page 20. Published 2006 2008 Average American company* 2010

14 Unique Customers 19% growth 2010 2008 2009 19% growth (No. in thousands)

15 New Customers 15% growth (No. in thousands) 2010 2008 2009

16 B2C Customer Orders 20% growth (No. in thousands) 2010 2008 2009

17 Average Order Size 2010 2008 2009 7% growth

18 Gross Profit per Transaction -7% growth 2010 2008 2009

19 CPA* & Marketing Efficiency 12% growth *Excludes auctions, cars and real estate 2010 2008 2009

20 Corporate Employees 35% growth Does not include Customer Care or Warehouse Staff 2010 2008 2009

21 Questions